Exhibit 99.b(7)

Amendment to the By-Laws

of

Credit Suisse Capital Appreciation Fund

Pursuant to Article VIII of the By-Laws of Credit Suisse Capital Appreciation Fund, the name has changed to Credit Suisse Large Cap Growth Fund

Dated the 1st of December, 2006